EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seacoast Banking Corporation of Florida:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-22846, 33-25627, 333-161014, 333-188290, 333-190507, 333-49972, and 333-152931) and Form S-3 (Nos. 333-177872 and 333-185660) of Seacoast Banking Corporation of Florida and subsidiaries (the Company) of our reports dated March 17, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of the Company.

Our report dated March 17, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Seacoast Banking Corporation of Florida and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the lack of a control designed to provide for an effective review of the accounting for previously recorded charge-offs, a non-routine matter, related to a matured troubled debt restructured loan has been identified and included in management’s assessment (Item 9A(b)).

March 17, 2014

Miami, Florida

Certified Public Accountants